Amendment to
EQT Corporation
2005 Directors’ Deferred Compensation Plan
This Amendment (this “Amendment”) to the EQT Corporation 2005 Directors’ Deferred Compensation Plan, as amended and restated through December 3, 2014 (the “Plan”), is approved by the Board of Directors of EQT Corporation as of this 2nd day of October 2018 (the “Amendment Date”). Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Plan.
1.Effective Time. This Amendment shall become effective as of the Amendment Date. Except as expressly set forth herein, the Plan shall remain in full force and effect in accordance with its terms.
2.Phantom Stock Award. Section 4.1 of the Plan is hereby amended and restated in its entirety as follows:
As of the date of any Phantom Stock award pursuant to the terms of an Awarding Plan, the Phantom Stock Account of a Participant receiving such award shall be credited with the number of Phantom Stock units as specified in such award. Separate subaccounts shall be maintained to accommodate different forms and media of payment applicable to specific Phantom Stock Agreements. ~~Except as provided in Section 10.1 of the 2005 Plan, the Company shall not be required to contribute any shares or other property to an Irrevocable Trust for such awards.~~
3.Investment Direction. Section 5.2 of the Plan is hereby amended and restated in its entirety as follows:
A Participant may direct that amounts deferred pursuant to his or her Enrollment Form be deemed to be invested in one or more of the Investment Options (a “New Money Election”) and credited with shares or units in each such Investment Option in the same manner as equivalent contributions would be invested under the same investment options available under the EQT 401(k) Plan. ~~Except as otherwise provided below, a~~ A Participant may direct that amounts previously credited to his or her Deferral Account be transferred between and among the then available Investment Options (a “Reallocation Election”). A Participant may make a New Money Election to invest in the Company Stock Fund or to cease future investments in such Fund in the same manner as any other Investment Option. Reallocation Elections~~, however,~~ may ~~not~~ direct that amounts previously credited to a Participant’s Company Stock Fund be transferred out of such Fund and into another Investment Option or that amounts previously credited to another Investment Option be transferred out of such~~. Reallocation Elections from~~ other Investment Option~~s~~ and into the Company Stock Fund ~~are permitted~~.
A Participant’s Deferral Account shall only be deemed to be invested in Investment Options for purposes of crediting investment gain or loss under Section 5.4 of the Plan, and the Company shall not be required to actually invest, on behalf of any Participant, in any Investment Option. The Company may, but shall not be required to, make contributions to an Irrevocable Trust in an amount equal to the amounts deferred by Participants ~~and actually invest such contributions in the Investment Options elected by a particular Participant; provided, however, that the Company shall contribute shares of Company common stock to the Irrevocable Trust in an amount equal to the aggregate number of shares of Company common stock represented by Participant investment directions to the Company Stock Fund~~. Any such contributions by the Company to an Irrevocable Trust and related investments shall be solely to assist the Company in satisfying its obligations under this Plan, and no Participant shall have any right, title or interest whatsoever in any such contributions or investments.
Participant investment elections with respect to Deferral Accounts shall be made by written notice to the Committee in accordance with procedures established by the Committee; provided, however, that investment directions to an Investment Option must be in multiples of whole percentage points (1%). Any such investment election shall be effective no later than three business days following the date on which the written notice is received and shall remain in effect until changed by the Participant. In the event that a Participant fails to direct the investment of his or her Deferral Account, the Committee shall direct such Participant’s Deferral Account to the Investment Option that corresponds with the investment option under the EQT 401(k) Plan that is then designated by the Company’s Benefits Investment Committee (the “BIC”) as the default investment option under the EQT 401(k) Plan.
4.Investment Options and Changes to Investment Options. Section 5.3 of the Plan is hereby amended and restated in its entirety as follows:
Except as otherwise determined in the sole discretion of the BIC, the Investment Options under the 2005 Plan shall be the same investment options available under the 401(k) Plan from time to time. Any change to any investment options available under the 401(k) Plan as determined in the sole discretion of the BIC shall, unless otherwise determined by the BIC, be a change to the Investment Options available under the 2005 Plan. No such action shall require an amendment to the 2005 Plan. Prior to the change or elimination of any Investment Option under the 2005 Plan, the Committee shall provide written notice to each Participant with respect to whom a Deferral Account is maintained under the 2005 Plan, and any Participant who has directed any part of his or her Deferral Account to such Investment Option shall be permitted to redirect such portion of his or her Deferral Account to another Investment Option offered under the 2005 Plan~~, except that Reallocation Elections may not direct that amounts invested in the Company Stock Fund be transferred out of such Fund and into another Investment Option~~.
5.Hardship Withdrawal from Deferral Account.. Section 6.3 of the Plan is hereby amended and restated in its entirety as follows:
In the event that the Committee, in its sole discretion, determines upon the written request of a Participant in accordance with procedures established from time to time by the Committee, that the Participant has suffered an unforeseeable emergency, the Company may pay to the Participant in a lump sum, as soon as administratively feasible following such determination, an amount necessary to meet the emergency, but not exceeding the aggregate balance of such Participant’s Deferral Account as of the date of such payment (a “Hardship Withdrawal”). Any such Hardship Withdrawal shall be subject to any income tax withholding required under applicable law. The Participant shall provide to the Committee such evidence as the Committee may require to demonstrate that such emergency exists and financial hardship would occur if the withdrawal were not permitted.
For purposes of this Section 6.3, an “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, or as otherwise defined in Section 409A of the Code from time to time. The amount of a Hardship Withdrawal may not exceed the amount the Committee reasonably determines to be necessary to meet such emergency needs (including taxes incurred by reason of a taxable distribution) after taking into account the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by the cessation of future deferrals under the 2005 Plan.
The form of payment of the Hardship Withdrawal shall be a lump sum cash payment. For purposes of reducing a Participant’s Deferral Account and adjusting the balances in the various Investment Options in which such reduced Deferral Account is deemed to be invested to reflect such Hardship Withdrawal, amounts represented by such Hardship Withdrawal shall be deemed to have been withdrawn ~~first~~, on a pro rata basis, from each of the Investment Options in which ~~that portion of~~ his or her Deferral Account is deemed to be invested ~~in Investment Options other than the Company Stock Fund (the “Non-Stock Investments”) and, second, to the extent the Hardship Withdrawal cannot be fully satisfied by a deemed withdrawal of the Non-Stock Investments, from the portion deemed to be invested in the Company Stock Fund~~.
~~Notwithstanding the preceding, t~~ To the extent the Participant had directed that any portion of his or her Deferral Account be invested in the Company Stock Fund, the Company shall distribute such portion in such number of shares of Company common stock based on the value at the date of distribution.
6.Funding. Section 10.1 of the Plan is hereby amended and restated in its entirety as follows:
The Company’s obligation to pay benefits under the 2005 Plan shall be merely an unfunded and unsecured promise of the Company to pay money in the future. ~~Except as provided in Section 5.2, p~~ Prior to the occurrence of a Change in Control, the Company, in its sole discretion, may make contributions to an Irrevocable Trust to assist the Company in satisfying all or any portion of its obligations under the 2005 Plan. Regardless of whether the Company contributes to an Irrevocable Trust, Participants, their Beneficiaries and their respective heirs, successors and assigns, shall have no secured interest or right, title or claim in any property or assets of the Company.
Notwithstanding the foregoing, upon the occurrence of a Change in Control, the Company shall make a contribution to an Irrevocable Trust in an amount which, when added to the then value of any amounts previously contributed to an Irrevocable Trust to assist the Company in satisfying all or any portion of its obligations under the 2005 Plan, shall be sufficient to bring the total value of assets held in the Irrevocable Trust to an amount not less than the total value of all Participants’ Accounts under the 2005 Plan as of the Valuation Date immediately preceding the Change in Control; provided that any such funds contributed to an Irrevocable Trust pursuant to this Section 10.1 shall remain subject to the claims of the Company’s general creditors and provided, further, that such contribution shall reflect any Conversion Event described in Section 4.3 of the 2005 Plan. Upon the occurrence of the Change in Control, any adjustments required by Section 4.3 of the 2005 Plan shall be made, and the Company shall provide to the trustee of the Irrevocable Trust all 2005 Plan records and other information necessary for the trustee to make payments to Participants under the 2005 Plan in accordance with the terms of the 2005 Plan.